Exhibit 99.1

Pitney Bowes Announces Third Quarter Results for 2011

STAMFORD, Conn.--(BUSINESS WIRE)--November 1, 2011--Pitney Bowes Inc. (NYSE:PBI) today reported third quarter 2011 results.

Revenue for the quarter was $1.3 billion, which was a decline of 3 percent when compared to the prior year. Revenue benefited approximately 2 percent from currency translation. When compared to the third quarter of 2010, revenue was adversely impacted by declines in equipment sales and business services revenue, due in part to the heightened economic uncertainty worldwide, which was partially offset by 15 percent growth in software revenue.

Adjusted earnings per diluted share from continuing operations for the third quarter was $0.69 compared with $0.55 for the prior year. The quarter’s adjusted earnings per diluted share included, as anticipated, a net benefit of $0.05 per diluted share from insurance reimbursements. These reimbursements offset income lost in the first two quarters of the year due to the fire at the company’s Dallas presort facility. Adjusted earnings per diluted share also included a net benefit of $0.08 per diluted share related to the IRS tax settlement.

In July, the company and the IRS reached agreement on the tax treatment of a number of issues, as well as on revised tax calculations, related to the IRS’ examination of tax years 2001 through 2004. As a result, in the third quarter the company recorded a benefit of $0.08 per diluted share for amounts that pertained to continuing operations, and a benefit of $0.30 per diluted share for amounts that pertained to discontinued operations.

Earnings per diluted share for the quarter on a Generally Accepted Accounting Principles (GAAP) basis was $0.85 compared with $0.43 per diluted share for the prior year. GAAP earnings per diluted share for the quarter included an $0.11 charge for restructuring costs and asset impairments. In addition, there was a $0.15 per diluted share goodwill impairment charge related to the company’s International Mail Services business due to a change in expectations for future growth in this business. Benefits to GAAP earnings per diluted share during the quarter included $0.13 per diluted share from the sale of leveraged lease assets in Canada and an additional $0.30 per diluted share in discontinued operations related to the tax settlement with the IRS.

Free cash flow for the quarter was $260 million, while on a GAAP basis, the company generated $301 million in cash from operations. Free cash flow benefited from the timing of tax payments, including the IRS postponing the due date for third quarter payments, because of the disruption caused by Hurricane Irene. These tax payments will be made in the fourth quarter and will be reflected in cash flow at that time. Additionally, cash flow benefited from a refund of previously paid tax bonds associated with the company’s aforementioned tax settlement with the IRS. Cash flow also benefited from higher net income and lower finance receivables. During the quarter, the company used $75 million of cash for dividends and $50 million of cash to buyback 2.6 million of its common shares. Year-to-date, the company has generated $814 million in free cash flow and on a GAAP basis $750 million in cash from operations, which was used primarily to pay dividends, buyback shares, make restructuring payments, and reduce debt.

The company’s results for the quarter are summarized in the table below:

Third Quarter*
Adjusted EPS	$0.69
Restructuring and Asset Impairments	($0.11)
Goodwill Charge	($0.15)
Sale of Leveraged Lease	$0.13
GAAP EPS from Continuing Operations	$0.56
Discontinued Operations	$0.30
GAAP EPS	$0.85

*The sum of the earnings per share does not equal the totals above due to rounding.

Commenting on the quarter, Chairman, President and CEO Murray D. Martin said, “Our revenue performance this quarter reflects the impact of sustained economic uncertainty on most of our global customer base. This weakness is affecting the buying confidence of some of our customers. As a result, they have become more cautious and are delaying making capital and lease commitments. We also believe that some of the conflicting perceptions and media reports about the mailing industry are having an adverse impact on parts of the business.

“We are pleased, however, that despite the impact of these challenging conditions on revenue, we have been able to improve the profitability of our company as a result of our ongoing Strategic Transformation initiatives.

“We remain focused on helping our customers succeed by providing high- value solutions to build relationships and loyalty with their customers. Our Strategic Transformation program enabled us to make the investments and lay the foundation for delivering an array of these new customer communications management solutions such as our cloud-based pbSmartTM solutions for our small business customers. We also continue to make good progress in contracting with mailers for Volly™, our secure, digital mail platform. We have now signed with more than 25 large 3rd party mail service providers. These companies produce bills and statements on behalf of more than 4,000 companies and consumer brands, and they will be able to provide these companies access to Volly. We are in discussions with many more bill and statement providers and issuers and expect to roll-out this service to consumers in 2012.

“We continue to make critical investments in growth areas for the future such as software, Volly and cloud-based solutions.”

Business Segment Results

The company reports its business segments in two groups based on the customers it primarily serves: Small and Medium Business (SMB) Solutions and Enterprise Business Solutions. The SMB Solutions group consists of the company’s global Mailing operations. The company aligns its SMB business segments into North America Mailing and International Mailing to reflect how the business is managed. North America Mailing includes the operations of U.S. Mailing and Canada Mailing. International Mailing includes all other SMB operations around the world. The Enterprise Business Solutions group includes the company’s global Production Mail, Software, Management Services, Mail Services and Marketing Services operations.

SMB Solutions

	3Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$653 million	(4%)	(7%)
EBIT	$202 million	(3%)

Within the SMB Solutions Group:

North America Mailing

	3Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$476 million	(8%)	(8%)
EBIT	$177 million	(7%)

In North America Mailing there continued to be increased placements of the company’s Connect+ TM mailing systems during the quarter. However, overall equipment sales declined due to increased economic uncertainty. This has led some customers to postpone upgrades and purchases of new equipment and caused more customers to extend their leases when compared with the prior year. Lease extensions are profitable transactions but generate less sales revenue than new equipment leases. Rentals revenue was adversely impacted by fewer new business placements. Financing revenue declined, as expected, because of lower equipment sales in prior periods.

EBIT margin for the segment improved by 50 basis points versus the prior year. EBIT continues to benefit from ongoing productivity initiatives and the impact of extensions of equipment leases.

International Mailing

	3Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$178 million	7%	(1%)
EBIT	$ 25 million	34%

International Mailing revenue grew on a reported basis, but declined slightly excluding the impact of foreign currency when compared with the prior year. Equipment sales for the segment benefited during the quarter, in part from increased equipment sales in France and a contribution from recent Connect+™ launches. However, these positive equipment sales trends were offset by fewer upgrades and lower sales of other equipment in the UK and some parts of Europe because of the ongoing economic uncertainty throughout the region. Recurring revenue streams were nearly flat, compared to the prior year, due to an increasing percentage of equipment that is being leased and improving supplies revenue.

EBIT grew due to the mix of high-margin recurring revenue streams. EBIT margin improved by 290 basis points versus the prior year due to past and ongoing productivity initiatives.

Enterprise Business Solutions

	3Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$646 million	(3%)	(4%)
EBIT	$ 75 million	6%

Within the Enterprise Business Solutions Group:

Worldwide Production Mail

	3Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$117 million	(14%)	(16%)
EBIT	($3) million	(122%)

During the quarter, Production Mail expanded its installed base of Intellijet™ color production printing systems. However, revenue declined year-over-year for the first time in five quarters, as Enterprise customers postponed their capital investment decisions due to concerns about the economy and there were delays in some equipment installations.

EBIT declined during the quarter primarily because of the continued planned investment in Volly and the decline in revenue.

Software

	3Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$ 109 million	15%	11%
EBIT	$ 17 million	119%

During the quarter, the Software business continued to experience strong demand for its software solutions, including data management, analytics and location intelligence, particularly in the Americas and Asia Pacific. As a result, revenue increased versus the prior year as the company increased sales of its customer communications software licenses. The company continued its transition to multi-year pricing arrangements for selected software licenses, which will provide more predictable revenue streams in the future.

Software EBIT more than doubled versus the prior year and the margin improved substantially because of the growth in revenue and the benefits from past and ongoing productivity initiatives.

Management Services

	3Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$235 million	(4%)	(6%)
EBIT	$ 18 million	(22%)

Management Services had its best quarterly written business in the U.S. in more than a year for mail, print and customer communication management solutions, which should benefit revenue in future quarters. However, as expected, revenue for the quarter declined largely as a result of account contractions and terminations during the previous twelve months. Revenue was also impacted by lower volumes outside the U.S., where the company principally provides print and customer communication services to enterprise accounts in Europe.

EBIT margin declined compared with the prior year as the company continued to invest in building out its print management and other high-value customer communications management solutions. The company also experienced pricing pressure on some of its contract renewals.

Mail Services

	3Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$143 million	(3%)	(3%)
EBIT	$ 35 million	126%

The new Dallas presort facility achieved operational efficiency comparable to the company’s previous facility for the first time during the quarter. The presort operations were able to grow revenue, despite a final $2 million loss in revenue during the quarter associated with the Dallas fire. The company’s unique national network processed higher volumes of total mail, compared with the prior year, including higher volumes of standard mail. However, overall Mail Services revenue declined because of lower revenue at International Mail Services (IMS) due to fewer international shipments.

EBIT for the quarter more than doubled compared with the prior year. EBIT this quarter included $15 million of net insurance recoveries that neutralized the Dallas fire related losses in the first two quarters of the year. EBIT grew and EBIT margin improved versus the prior year, excluding the impact of this net recovery, because of presort network efficiency gains.

Marketing Services

	3Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$ 41 million	5%	5%
EBIT	$ 9 million	2%

Revenue improved versus the prior year because of increased vendor advertising, despite a slight decline in the number of household moves. EBIT margin declined year-over-year in part because of incremental investments in new services, including the MyMove website. MyMove is a recently launched on-line service for movers that allows individuals, who are moving, to opt-in to various move-relevant products and services. Click through rates from the traditional MoverSource product to MyMove have been increasing steadily.

2011 Annual Guidance

This guidance discusses future results which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release.

The company is modifying its guidance to reflect results year-to-date, as well as, the impacts of a prolonged global economic slowdown, the impact in the third quarter of the tax settlement with the IRS, a charge to goodwill, and the sale of leveraged lease assets in Canada.

As a result of the heightened, global economic uncertainty and the recent impact it has had on some of the company’s Enterprise and SMB customers, the company now expects 2011 revenue, excluding the impacts of currency, in the range of minus 3 percent to minus 4 percent compared to our prior guidance of a range of minus 2 to positive one percent growth.

The company is narrowing its 2011 guidance for adjusted diluted earnings per share from continuing operations to reflect the impact in the third quarter of the tax settlement with the IRS for tax years 2001 thru 2004. The company now expects adjusted earnings per diluted share for the year in the range of $2.30 to $2.35 versus $2.15 to $2.35 previously provided.

The company is also narrowing its 2011 guidance range for GAAP diluted earnings per share from continuing operations to a range of $1.89 to $2.04 compared with $1.80 to $2.10 previously provided. The change in the GAAP guidance range reflects changes in adjusted earnings per diluted share expectations; an asset impairment charge and a charge to goodwill related to International Mail Services; and the sale of a leveraged lease in Canada. The reconciliation between adjusted diluted earnings per share and GAAP diluted earnings per share is summarized below:

Full Year
2011 Adjusted EPS from Continuing Operations	$2.30 to $2.35
Restructuring Charges and Asset Impairments	($0.39 to $0.29)
Goodwill Charge	($0.15)
Sale of Leveraged Lease	$0.13
2011 GAAP EPS from Continuing Operations	$1.89 to $2.04

The above range does not include results from discontinued operations, including the $0.30 per diluted share benefit the company recognized in the third quarter related to the tax settlement with the IRS for the 2001 to 2004 tax years.

In the fourth quarter the company and the IRS agreed on the tax treatment of a number of issues and agreed to revised tax calculations, as part of the negotiations to settle the company’s 2005 to 2008 IRS examination. As a result, the company will recognize an income tax benefit of at least $30 million in the fourth quarter, with approximately $5 million recorded in discontinued operations. The impact of this agreement with the IRS is not included in the company’s earnings guidance for the year.

Based on the company’s free cash flow to-date and expectations for the fourth quarter, the company is increasing its free cash flow guidance for the year by $100 million. It now expects to generate free cash flow for 2011 in the range of $850 million to $950 million.

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 5:00 p.m. EST. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes is a $5.4 billion global leader whose products, services and solutions deliver value within the mailstream and beyond. For more information visit www.pitneybowes.com.

The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, earnings per share, income from continuing operations, and cash from operations are adjusted to exclude the impact of special items such as restructuring charges, tax adjustments, accounting adjustments and write downs of assets. Although these charges represent actual expenses to the company, the company’s management believes these charges may mask the periodic income and financial and operating trends associated with our business. In addition, such items are inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business. The use of free cash flow has limitations. GAAP cash from operations has the advantage of including all cash available to the company after actual expenditures for all purposes. The company’s management believes that free cash flow permits an investor insight into the amount of cash that management could have available for other discretionary uses. It adjusts GAAP cash from operations for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. These items use cash that is not otherwise available to the company and are important expenditures. As a result, the company’s management compensates for these limitations by using a combination of GAAP cash from operations and free cash flow in doing its planning.

EBIT is determined by deducting from segment revenue the related costs and expenses attributable to the segment. EBIT excludes interest, taxes, general corporate expenses, restructuring charges, asset impairments, and goodwill charges which are generally managed across the entire company on a consolidated basis. EBIT is useful to management in demonstrating the operational profitability of the segments and is also used for purposes of measuring the performance of our management team. In addition, to better understand trends in its business, the company’s management believes that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. Financial results on a constant currency basis exclude the impact of changes in foreign currency exchange rates since the prior period under comparison and are calculated using the average of the rates in effect during that period. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

This document contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about possible transformation initiatives; restructuring charges; our future revenue and earnings guidance; and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertain economic environment, fluctuations in customer demand; mail volumes; foreign currency exchange rates; the outcome of litigation; timely development, market acceptance and regulatory approvals, if needed, of new products; management of credit risk; management of outsourcing arrangements; income tax or other regulatory levies; changes in postal regulations; and the financial health of national posts; and other factors beyond our control as more fully outlined in the company's 2010 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three and nine months ended September 30, 2011 and 2010, and consolidated balance sheets at September 30, 2011 and June 30, 2011 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010 (2)	2011	2010 (2)
Revenue:
Equipment sales	$221,475	$245,634	$706,027	$713,021
Supplies	74,271	77,304	235,728	239,635
Software	113,224	98,444	318,305	270,508
Rentals	140,172	151,399	425,799	456,977
Financing	150,038	157,333	454,223	476,712
Support services	175,286	175,844	530,707	531,176
Business services	425,258	439,784	1,266,478	1,303,183

Total revenue	1,299,724	1,345,742	3,937,267	3,991,212

Costs and expenses:
Cost of equipment sales	97,559	113,282	316,697	320,191
Cost of supplies	22,611	23,843	74,365	73,381
Cost of software	23,431	23,630	73,541	65,993
Cost of rentals	32,581	36,277	97,989	107,658
Financing interest expense	21,430	22,189	66,915	65,948
Cost of support services	114,074	111,521	344,767	337,822
Cost of business services	326,415	335,588	985,232	1,003,712
Selling, general and administrative	430,650	435,292	1,296,584	1,304,941
Research and development	35,573	38,454	107,772	117,487
Restructuring charges and asset impairments	32,956	33,805	63,974	103,039
Goodwill impairment	45,650	-	45,650	-
Other interest expense	28,932	29,310	86,006	86,172
Interest income	(1,265)	(393)	(4,702)	(1,851)
Other income, net	(10,718)	-	(10,718)	-

Total costs and expenses	1,199,879	1,202,798	3,544,072	3,584,493

Income from continuing operations before income taxes	99,845	142,944	393,195	406,719

Provision for income taxes	(17,087)	46,880	77,319	155,302

Income from continuing operations	116,932	96,064	315,876	251,417

Gain (loss) from discontinued operations, net of income tax	60,428	(2,536)	57,911	(8,332)

Net income before attribution of noncontrolling interests	177,360	93,528	373,787	243,085

Less: Preferred stock dividends of subsidiaries
attributable to noncontrolling interests	4,593	4,593	13,781	13,730

Net income - Pitney Bowes Inc.	$172,767	$88,935	$360,006	$229,355

Amounts attributable to Pitney Bowes Inc.:
Income from continuing operations	$112,339	$91,471	$302,095	$237,687
Gain (loss) from discontinued operations	60,428	(2,536)	57,911	(8,332)

Net income - Pitney Bowes Inc.	$172,767	$88,935	$360,006	$229,355

Basic earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.56	$0.44	$1.49	$1.15
Discontinued operations	0.30	(0.01)	0.29	(0.04)

Net income - Pitney Bowes Inc.	$0.86	$0.43	$1.78	$1.11

Diluted earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.56	$0.44	$1.48	$1.15
Discontinued operations	0.30	(0.01)	0.28	(0.04)

Net income - Pitney Bowes Inc.	$0.85	$0.43	$1.77	$1.11

(1) The sum of the earnings per share amounts may not equal the totals above due to rounding.
(2) Certain prior year amounts have been reclassified to conform to the current year presentation.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets	09/30/11	06/30/11
Current assets:
Cash and cash equivalents	$715,194	$578,448
Short-term investments	53,866	45,667

Accounts receivable, gross	707,120	756,198
Allowance for doubtful accounts receivables	(32,123)	(31,367)
Accounts receivables, net	674,997	724,831

Finance receivables	1,312,858	1,328,180
Allowance for credit losses	(51,247)	(47,603)
Finance receivables, net	1,261,611	1,280,577

Inventories	178,553	177,504
Current income taxes	67,263	70,890
Other current assets and prepayments	118,191	113,052

Total current assets	3,069,675	2,990,969

Property, plant and equipment, net	414,342	429,737
Rental property and equipment, net	267,189	282,976

Finance receivables	1,135,890	1,194,164
Allowance for credit losses	(19,554)	(20,305)
Finance receivables, net	1,116,336	1,173,859

Investment in leveraged leases	133,995	262,052
Goodwill	2,248,942	2,336,796
Intangible assets, net	243,349	273,830
Non-current income taxes	127,986	134,569
Other assets	541,253	484,166

Total assets	$8,163,067	$8,368,954

Liabilities, noncontrolling interests and stockholders' deficit
Current liabilities:
Accounts payable and accrued liabilities	$1,664,217	$1,748,628
Current income taxes	341,349	231,982
Notes payable and current portion of long-term obligations	1,941	2,477
Advance billings	450,874	481,239

Total current liabilities	2,458,381	2,464,326

Deferred taxes on income	151,539	294,656
Tax uncertainties and other income tax liabilities	564,981	557,081
Long-term debt	4,243,547	4,239,965
Other non-current liabilities	493,532	517,725

Total liabilities	7,911,980	8,073,753

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' deficit:
Cumulative preferred stock, $50 par value, 4% convertible	4	4
Cumulative preference stock, no par value, $2.12 convertible	724	741
Common stock, $1 par value	323,338	323,338
Additional paid-in capital	238,313	235,504
Retained earnings	4,416,646	4,318,692
Accumulated other comprehensive loss	(477,431)	(379,162)
Treasury stock, at cost	(4,546,877)	(4,500,286)

Total Pitney Bowes Inc. stockholders' deficit	(45,283)	(1,169)

Total liabilities, noncontrolling interests and stockholders' deficit	$8,163,067	$8,368,954

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
September 30, 2011
(Unaudited)

(Dollars in thousands)	Three Months Ended September 30,
			%
	2011	2010	Change
Revenue

North America Mailing	$475,663	$515,949	(8%)
International Mailing	177,797	166,108	7%
Small & Medium Business Solutions	653,460	682,057	(4%)

Production Mail	117,220	135,886	(14%)
Software	109,153	95,222	15%
Management Services	235,428	245,113	(4%)
Mail Services	143,055	147,941	(3%)
Marketing Services	41,408	39,523	5%
Enterprise Business Solutions	646,264	663,685	(3%)

Total revenue	$1,299,724	$1,345,742	(3%)

EBIT (1)

North America Mailing	$177,280	$189,670	(7%)
International Mailing	25,105	18,668	34%
Small & Medium Business Solutions	202,385	208,338	(3%)

Production Mail	(3,426)	15,770	(122%)
Software	16,564	7,571	119%
Management Services	18,248	23,508	(22%)
Mail Services	35,107	15,501	126%
Marketing Services	8,716	8,571	2%
Enterprise Business Solutions	75,209	70,921	6%

Total EBIT	$277,594	$279,259	(1%)

Unallocated amounts:
Interest, net (2)	(49,097)	(51,106)
Corporate expense	(42,764)	(51,404)
Restructuring charges and asset impairments	(32,956)	(33,805)
Goodwill impairment	(45,650)	-
Other income, net	(7,282)	-

Income from continuing operations before income taxes	$99,845	$142,944
(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses, restructuring charges and asset impairments, goodwill impairment and other income, net.
(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
September 30, 2011
(Unaudited)

(Dollars in thousands)	Nine Months Ended September 30,
			%
	2011	2010	Change
Revenue

North America Mailing	$1,478,355	$1,571,193	(6%)
International Mailing	524,488	493,710	6%
Small & Medium Business Solutions	2,002,843	2,064,903	(3%)

Production Mail	382,595	383,231	(0%)
Software	304,921	260,424	17%
Management Services	717,513	748,538	(4%)
Mail Services	421,611	425,103	(1%)
Marketing Services	107,784	109,013	(1%)
Enterprise Business Solutions	1,934,424	1,926,309	0%

Total revenue	$3,937,267	$3,991,212	(1%)

EBIT (1)

North America Mailing	$532,727	$555,475	(4%)
International Mailing	75,033	56,231	33%
Small & Medium Business Solutions	607,760	611,706	(1%)

Production Mail	12,971	36,687	(65%)
Software	31,618	17,082	85%
Management Services	59,256	65,781	(10%)
Mail Services	55,191	45,975	20%
Marketing Services	19,668	20,430	(4%)
Enterprise Business Solutions	178,704	185,955	(4%)

Total EBIT	$786,464	$797,661	(1%)

Unallocated amounts:
Interest, net (2)	(148,219)	(150,269)
Corporate expense	(128,144)	(137,634)
Restructuring charges and asset impairments	(63,974)	(103,039)
Goodwill impairment	(45,650)	-
Other income, net	(7,282)	-

Income from continuing operations before income taxes	$393,195	$406,719
(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses, restructuring charges and asset impairments, goodwill impairment and other income, net.
(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

GAAP income from continuing operations
after income taxes, as reported	$112,339	$91,471	$302,095	$237,687
Restructuring charges and asset impairments	22,169	21,630	43,038	67,027
Goodwill impairment	31,334	-	31,334	-
Sale of leveraged lease	(26,689)	-	(26,689)	-
Tax adjustments	447	568	2,960	22,058
Income from continuing operations
after income taxes, as adjusted	$139,600	$113,669	$352,738	$326,772

GAAP diluted earnings per share from
continuing operations, as reported	$0.56	$0.44	$1.48	$1.15
Restructuring charges and asset impairments	0.11	0.10	0.21	0.32
Goodwill impairment	0.15	-	0.15	-
Sale of leveraged lease	(0.13)	-	(0.13)	-
Tax adjustments	0.00	0.00	0.01	0.11
Diluted earnings per share from continuing
operations, as adjusted	$0.69	$0.55	$1.73	$1.58

GAAP net cash provided by operating activities,
as reported	$301,055	$243,085	$750,456	$666,887
Capital expenditures	(35,012)	(31,538)	(123,029)	(90,177)
Restructuring payments	26,411	23,958	78,379	90,713
Pension contribution	-	-	123,000	-
Reserve account deposits	(32,616)	(14,062)	(14,528)	5,405

Free cash flow, as adjusted	$259,838	$221,443	$814,278	$672,828

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

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Pitney Bowes Inc.
Editorial:
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
or
Financial:
Charles F. McBride, 203-351-6349
VP, Investor Relations
www.pitneybowes.com